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November 12, 2001



AXA Premier Funds Trust
1290 Avenue of the Americas
New York, New York  10104

Ladies and Gentlemen:

         In order to provide AXA Premier Funds Trust (the "Trust") with initial capital (the "Initial Interest"), we hereby purchase from the Trust 250 shares of each class (Class A, Class B, Class C and Class Z) of each of the following series of the Trust: AXA Premier Large Cap Core Equity Fund; AXA Premier Large Cap Growth Fund; AXA Premier Large Cap Value Fund; AXA Premier Small/Mid Cap Growth Fund; AXA Premier Small/Mid Cap Value Fund; AXA Premier International Equity Fund; AXA Premier Technology Fund; AXA Premier Health Care Fund; and AXA Premier Core Bond Fund at the price of $10.00 per share and 2,500 shares of each Class (Class A, Class B, Class C and Class Z) of the following series of the
Trust: AXA Premier Money Market Fund at the price of $1.00 per share.

         We represent and warrant to the Trust that the shares of the Trust are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.


                                           Very truly yours,

                                           THE EQUITABLE LIFE ASSURANCE
                                           SOCIETY OF THE UNITED STATES


                                           By: /s/ Steven M. Joenk
                                               ---------------------------
                                           Name:  Steven M. Joenk
                                           Title: Senior Vice President